Exhibit 10.1
WATER SERVICE AGREEMENT
BY AND BETWEEN
RANGEVIEW METROPOLITAN DISTRICT,
acting by and through its Water Activity Enterprise
AND
ELBERT & HIGHWAY 86 COMMERCIAL METROPOLITAN DISTRICT,
acting by and through its Wild Pointe Water Activity Enterprise
DECEMBER 15, 2016

TABLE OF CONTENTS
Page
ARTICLE I CLOSING AND CONDITIONS PRECEDENT		2
1.1	Closing	2
1.2	Deliveries	2
1.3	Conditions to the Obligations of Each Party	2
1.4	Additional Conditions to the Obligations of Provider	3
1.5	District Adoption of Rules and Regulations	4
1.6	Water Report	5
1.7	Termination	6
1.8	Effect of Termination	7
ARTICLE II EXCLUSIVITY		7
2.1	Exclusive Service	7
2.2	Exclusive License to Water Rights	7
2.3	Use of District Water System, Easements and Property Interests	7
2.4	Limitations	8
2.5	Provider Facilities	8
ARTICLE III WATER SOURCES		8
3.1	District Water	8
3.2	Non-Potable Water	9
3.3	Reuse Water	9
3.4	Service Restrictions	9
ARTICLE IV OWNERSHIP, OPERATION, AND MAINTENANCE OF FACILITIES		11
4.1	Categories of Facilities and Ownership	11
4.2	Service Commitment	12
4.3	Provider Obligations	12
4.4	Oversized Facilities	14
4.5	District Obligations	14
4.6	Cost Recovery for System Loss	18
ARTICLE V RECORDS AND INSPECTIONS		19
5.1	Records Maintained by Provider	19
5.2	Records Maintained by District	19
5.3	Inspection of District Records	20
5.4	Audit of District Records	20
5.5	Inspection of Provider Records	21
ARTICLE VI BILLING AND RATES, FEES AND CHARGES		21
6.1	District Rates, Fees and Charges	21
6.2	Updates to District Rates, Fees and Charges	21
6.3	Billing	22
ARTICLE VII RATES, FEES AND CHARGES; ADJUSTMENTS		23
7.1	Adjustments to Rates, Fees and Charges	23
7.2	Rate Studies	23
7.3	Effectiveness of Adjusted Rates, Fees and Charges	25
7.4	Fairness	25
ARTICLE VIII EXISTING AGREEMENTS		25
ARTICLE IX DISTRICT EXPANSION		25
ARTICLE X RULES AND REGULATIONS		26
10.1	Enforcement	26
10.2	Amendment	26
10.3	Supersession	27
10.4	No Limit on District Authority; Legislative Authority Not Delegated	27
ARTICLE XI EVENTS OF DEFAULT; REMEDIES		27
11.1	Events of Default	27
11.2	Remedies for Events of Default	28
ARTICLE XII TERMINATION		29
12.1	Termination	29
12.2	Compliance with Regulations	29
ARTICLE XIII INDEMNIFICATION		29
13.1	Indemnification by Provider	29
13.2	Indemnity by District	30
13.3	Exclusions and Acknowledgement	30
ARTICLE XIV MODIFICATION OR AMENDMENT		31
14.1	Material Change in Regulatory Conditions	31
14.2	Other Modifications or Amendments	31
ARTICLE XV MISCELLANEOUS PROVISIONS		31
15.1	Relationship of the Parties	31
15.2	Liability of Parties	31
15.3	Insurance Requirements	32
15.4	Notices	32
15.5	Representations	33
15.6	Regulatory Approval	33
15.7	Dispute Resolution	34
15.8	Governmental Immunity	36
15.9	No Waiver	36
15.1	Force Majeure	36
15.11	Severability	36
15.12	Form	37
15.13	Integration	37
15.14	Third-Party Beneficiaries	37
15.15	Counterparts	37
15.16	Governing Law	37
15.17	No Presumption	37
15.18	Assignment	38
15.19	Binding Effect; Covenants Run With the Land	38

EXHIBIT INDEX
TITLE
Exhibit A  Definitions
Exhibit B  Property Description
Exhibit C  District Water Rights
Exhibit D  District Facilities
Exhibit E  Taps Planned to be Serviced Upon Build-Out
Exhibit F
Undeveloped Lots
Exhibit G  District Rates, Fees and Charges

WATER SERVICE AGREEMENT
This Water Service Agreement (“Agreement”) is entered into to be effective as of December 15, 2016 (the “Effective Date”), by and between RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its Water Activity Enterprise (“Provider”), and ELBERT & HIGHWAY 86 COMMERCIAL METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its Wild Pointe Water Activity Enterprise (“District”).
RECITALS
A.           Capitalized terms used in this Agreement shall have the meanings set forth or as referenced on Exhibit A or as indicated elsewhere in this Agreement.
B.           District is responsible for providing water service to customers within its boundaries and service area, which consists of the real property located in Elbert County, as more specifically described on Exhibit B attached hereto (the “Property”).
C.           District has investigated matters relating to the long-term provision of water services to District Customers and has determined that the terms and provisions of this Agreement provide an economical, dependable and beneficial means to provide such services.
D.           District has determined that the execution and performance of this Agreement will serve a public purpose and promote the health, safety, prosperity and general welfare of District Customers by providing for the planned and orderly provision of water service.
AGREEMENT
In consideration of the foregoing, the covenants and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
CLOSING AND CONDITIONS PRECEDENT
1.1           Closing. Subject to the provisions of Sections 1.3 and 1.4, the closing (the “Closing”) of the transactions hereunder shall take place no later than February 23, 2017, or on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby if satisfaction and waiver occurs prior to February 23, 2017 (the “Closing Date”), at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, or at such other time and place as the parties may agree.
1.2           Deliveries. At the Closing and in exchange for the exclusive rights granted by District to Provider under this Agreement, Provider shall deliver one million six hundred thousand and no/100 dollars ($1,600,000) by wire transfer of immediately available funds to an account of District designated in writing by District to Provider, and District shall deliver a bill of sale and assignment in sufficient form to convey to Provider ownership of the SCADA system and the automated meter reading system described in Section 6.3(a). In addition, District and Provider’s designated representatives shall use best efforts to complete the appointment of two (2) individuals designated by Provider to the board of directors of the District. The District understands and acknowledges that the appointment of the two directors is a material provision and if such appointment cannot be accomplished, this Agreement is subject to termination pursuant to Section 1.7(d) hereunder.
1.3           Conditions to the Obligations of Each Party. Unless these conditions are waived in writing by the parties, the obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
(a)           No preliminary or permanent injunction or other order, decree or ruling issued by a governmental authority, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation of the transactions contemplated by this Agreement;
(b)           All waivers, consents, approvals and actions or non-actions of any governmental authority and of any other third party required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not be reasonably likely (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a material adverse effect on either party;
(c)           Each party shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it hereunder at or prior to the Closing Date; and
(d)           The representations and warranties of each party in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date.
1.4           Additional Conditions to the Obligations of Provider. The obligations of Provider to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by Provider:
(a)           District shall have adopted the District Rules and Regulations referenced in Section 1.5;
(b)           District shall have delivered the report of Wayne Forman, referenced in Section 1.6 and complied with the provisions in Section 1.6 related to such report; and
(c)           Provider shall have completed, and in its sole discretion be satisfied with the results of, its due diligence investigation of District, including but not limited to the condition of the District Systems.
1.5           District Adoption of Rules and Regulations. A condition precedent to the Closing and the continued effectiveness and enforceability of this Agreement shall be District’s adoption and continued maintenance and enforcement of the rules and regulations of Provider, as such rules and regulations may be amended from time to time in Provider’s discretion (the “Rangeview Rules and Regulations”), with only such additions, deletions or modifications thereto as may be approved in writing by Provider. The Rangeview Rules and Regulations as adopted by the District with such modifications as are approved by the Provider shall be hereafter referred to as the “District Rules and Regulations.” The District Rules and Regulations shall include, without limitation, provisions that:
(a)           Exclusive Service. Require all District Customers to exclusively connect to and receive metered water service from the District Water System;
(b)           Rule Updates. Provide for automatic updates to the District Rules and Regulations effective as of the same date that updates to the Rangeview Rules and Regulations become effective, except that the following provisions shall not be updated automatically: (i) provisions of the District Rules and Regulations that correspond to Article 6, “Fees and Charges;” Article 12, “Water Fees and Charges;” § 11.2.a, charges for water meters; § 11.3.a, charges for licenses; § 11.7, charges for pool permits; and § 11.8, credits for dedication of water, of the Rangeview Rules and Regulations (collectively, the “District Rates, Fees and Charges”); (ii) any provision in an update which contravenes the provisions of Title 32, Article 1, C.R.S., or any other law or regulation to which the District is subject, (iii) any provision in an update which reduces the rights and privileges of the District in this Agreement, (iv) any provision in an update which enlarges the rights and privileges of the Provider in this Agreement or which nullifies any obligation of Provider under this Agreement, and (v) such other provisions as may be approved in writing by Provider. Any dispute as to the automatic effectiveness of a provision included in an update due to subparagraphs (ii)-(iv) above shall be resolved pursuant to the provisions of Section 15.7.
1.6           Water Report. District shall provide to Provider within sixty (60) days after the Effective Date, at District’s cost and expense, a letter report confirming the current state of title with respect to the Water Rights (as defined in Section 3.1) by Wayne Forman or another attorney of District’s choice reasonably acceptable to Provider, along with copies of all documents that were utilized or relied upon by District’s water attorney in preparing the report. The report shall be based, at a minimum, upon a review of the records of the Elbert County Clerk and Recorder for the Water Rights and overlying land for a period reasonably greater than (i) the date of the decree(s) for all of the Water Rights, or (ii) 1973, whichever is earlier, and a review of the records of the Colorado Division of Water Resources related to the Water Rights and overlying land rights. Provider shall have twenty (20) days after receipt of the report to review the report and notify District of any objections to the state of title to the Water Rights. If District receives timely written notice of objections to title to the Water Rights from Provider, it shall within fifteen (15) days of receipt of such notice, either (i) notify Provider in writing that District is unable or unwilling to remove or satisfy the matters raised in Provider’s written objection, in which case Provider shall elect by written notice to District within ten (10) days of receipt of District’s notice to terminate this Agreement or be deemed to have waived such objection; or (ii) notify Provider of District’s intent to remove or satisfy the objection within such time as may be reasonably required by District to effect the removal or satisfaction, in which case District shall be entitled to an appropriate extension of the Closing Date, but in no event longer than sixty (60) days. Provider shall be deemed to have consented to such extension of time to cure in favor of District. If District fails to remove or satisfy the objection within the time specified (and Provider does not waive its objection thereto), this Agreement shall terminate.
1.7           Termination. This Agreement may be terminated at any time prior to the Closing Date, or on the Closing Date for subparagraph (d) below, whether before or after approval of this Agreement and the transactions contemplated herein:
(a)           by mutual written consent of the parties;
(b)           by either party if the Closing Date shall not have occurred on or before February 23, 2017; provided, however, that the right to terminate this Agreement under this Section 1.7(b) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;
(c)           by either party if a court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or
(d)           by Provider if the appointment of two directors designated by Provider shall not be accomplished on the Closing Date.
1.8           Effect of Termination. Upon the termination of this Agreement pursuant to Section 1.7, this Agreement shall forthwith become null and void without any liability or obligation on the part of any party, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE II
EXCLUSIVITY
2.1           Exclusive Service. Provider shall have the sole and exclusive right to furnish water services to the District, and the District shall require all District Customers to receive service from the District.
2.2           Exclusive License to Water Rights. Effective as of the Closing Date, District hereby grants Provider an exclusive license to use, re-use, treat, and distribute the Water Rights, including the return flows therefrom, in accordance with the water decrees by which such Water Rights have been or may be adjudicated (i) for the purpose of furnishing water service to District Customers in accordance with the terms of this Agreement, and (ii) for other such purposes as Provider deems appropriate as long as such other uses do not impair water service to District Customers.
2.3           Use of District Water System, Easements and Property Interests. Effective as of the Closing Date, District hereby grants to Provider an exclusive license to use the District Water System for the purposes of and pursuant to the provisions of this Agreement and a non-exclusive license to use any easements, rights-of-way or other property interests held or owned by District, or hereafter acquired by District, as may reasonably be required or useful to accommodate (i) Provider’s operation and maintenance of the District Water System and (ii) subject to the limitation set forth in Section 2.2, Provider’s distribution of the Water Rights. District shall reasonably cooperate with Provider to enable Provider to obtain, on District’s behalf, such additional easements, rights-of-way or other property interests reasonably required to enable Provider to perform its obligations under this Agreement. If Provider recommends or District requires that the location of any easements, rights-of-way or other property interests be adjusted, the parties agree to cooperatively work together on relocating easements (and any water facilities that may exist therein or that may be affected by the relocation). The District’s cooperation does not create any obligation for the District to purchase or provide funds in any manner, or to expend funds in any manner to obtain, acquire or relocate the additional easements, rights-of-way or other property interests described herein.
2.4           Limitations. Provider acknowledges that unless expressly agreed to by the District in writing, the Water Rights, the District Water System, the rights-of-way and any other rights of the District with respect to the Water Rights and the District Water System shall not be used for any business or other purpose except as permitted by this Agreement.
2.5           Provider Facilities. District acknowledges that Provider owns and operates other water rights and water, irrigation water, and wastewater facilities to provide water and wastewater services to customers other than the District and District Customers, and in the absence of a written agreement to the contrary, Provider shall have no obligation to use such other water rights or facilities to provide service to the Property or District Customers.

ARTICLE III
WATER SOURCES
3.1           District Water. District owns the water rights, as more specifically described on Exhibit C attached hereto (the “Water Rights”). Subject to the license granted to Provider in Section 2.2, District shall retain ownership, dominion and control of the Water Rights, and other water owned or legally available to District, including the right to use and reuse said water until extinction.
3.2           Non-Potable Water. Provider and District agree that the District’s Customers would be best served, where feasible and if economically viable in the opinion of each of Provider and District, to: (i) develop the District Water System to include a “dual pipe distribution system”; and (ii) use non-potable water for non-residential irrigation purposes including, but not limited to, common areas, parks, community spaces, schools, and other open spaces.
3.3           Reuse Water. District Customers shall not have any right to make a succession of uses of the Water Rights. Provider shall have the exclusive right to make any subsequent uses of the Water Rights for augmentation water, delivery of non-potable water, or other uses in the sole discretion of Provider.
3.4           Service Restrictions . The parties agree that Provider may, in order to comply with any applicable law, rule, directive or order, and to enable it to provide adequate services to District Customers, in times of shortage or other practical or legal limitations on the ability of Provider to provide the services contemplated hereby, limit the delivery of water services, and/or restrict the use of water delivered hereunder. The extent to which limitation of services may be necessary to enable Provider to provide adequately for all District Customers is a fact to be determined by Provider as circumstances may require. The current policy to be applied by the Provider with respect to its operations on behalf of the District, which will not be changed without good reason, is as follows:
The welfare of District’s customers requires stable water services. While it is the purpose of District to maintain systems and supplies adequate to meet the needs of all dependent upon District for water services, there are many elements which make it uncertain whether such services can always be adequate for all, and therefore in times of shortage or other practical or legal limitation, water use, and therefore the use of District’s systems, will be curtailed on the following basis, the first listed curtailment being adopted to meet the least serious situation and the succeeding curtailment being adopted in addition to prior listed curtailments, the last to meet the gravest possible situation and one which reasonable precautions must be taken to avoid, to-wit:
a.           Restriction of uses (such as irrigation), which can be accomplished without serious injury to person or property and prohibition of non-essential uses.
b.           Prohibition of irrigation except for commercial greenhouses.
c.           Prohibition of every use except for domestic use and for essential commercial enterprises and industry.
d.           Prohibition of all use except domestic uses.
Such curtailments shall be imposed, if at all, uniformly upon the Property and other areas served by Provider using the Water Rights or District Water System; provided, however, in the event of a failure of the District Water System, action of a governmental authority particularly affecting the Property or other cause to curtail service in only the Property, Provider may act to curtail service only in the Property. Provider shall give District written notice prior to the enactment of any restriction in service at least (30) days in advance, if practicable, and if not, as far in advance as is practicable. Such notice shall provide all information in Provider’s possession that has caused it to conclude that restrictions are necessary. Upon implementation of the restriction of service, Provider shall provide notice no less than weekly to District concerning any change in the circumstances that led to the restrictions and an estimate of when the restrictions will be lifted or enlarged.
ARTICLE IV
OWNERSHIP, OPERATION, AND MAINTENANCE OF FACILITIES
4.1           Categories of Facilities and Ownership
.
(a)           District Facilities. District owns or plans to own upon build-out the facilities comprising the District Water System, as more specifically described on Exhibit D attached hereto, to provide water services District Customers. District shall retain (i) ownership of and (ii) except to the extent provided in Section 4.3 (with respect to replacing facilities exceeding their useful life) and Section 4.6, sole responsibility for financing and constructing all Wholesale and Retail Facilities that now exist or may be constructed in the future to provide potable and non-potable water service to District Customers. Exhibit E attached hereto sets forth the following information with respect to taps planned to be serviced by the District Water System upon build-out: (x) the number of unpaid residential taps remaining; (y) the number of taps purchased for homes under construction; and (z) the number of unpaid commercial taps remaining. Exhibit F attached hereto consists of a map of the remaining undeveloped lots on the Property and sets forth the owner of each such lot. The District represents and warrants that as of the Effective Date the information set forth on Exhibits B, C, D, and E, and, to its knowledge, the information set forth on Exhibit F, is true and complete in all material respects. Except as set forth in Section 1.3(d), the District has no continuing obligation to update the information in Exhibits B, C, D and E.
(b)           Customer Facilities. Customer Facilities means service pipelines, meters, plumbing and related appurtenances necessary and appropriate to deliver potable water service from the point of connection from the District Water System and, if applicable, irrigation water service from the point of connection from the District Irrigation Water System to individual District Customers. District Customers shall retain ownership and responsibility for the construction, maintenance, expansion, extension or modification of all Customer Facilities in compliance with District Rules and Regulations.
(c)           Special Facilities. Responsibility for construction and operation of specific Special Facilities will be determined by separate agreements. Examples of Special Facilities include, but are not limited to, pumping stations or additional storage facilities that may be necessary to serve a specific site or location.
4.2           Service Commitment. Commencing on the Closing Date and subject to the terms of this Agreement, Provider shall provide water services to District Customers using the Water Rights and the District Water System, including (i) withdrawing and treating the Water Rights using the District Wholesale Facilities and delivering the Water Rights to the Customer Facilities and (ii) operating and maintaining (including repairing and replacing) the District Water System.
4.3           Provider Obligations. Provider shall operate and maintain the District Water System in compliance with all applicable laws and regulations, in a commercially reasonable time and manner consistent with prudent water service provider practices in Colorado and in accordance with this Agreement and the District Rules and Regulations. Maintenance of the District Water System includes the obligation to replace the District Water System as necessary based on the useful life of the facilities and components comprising the District Water System.
(a)           Duties. Provider shall employ or contract with such engineers and/or qualified operators as it deems appropriate to perform the duties of operating the District Water System, including the following:
(i)           cooperating with state, county, local and federal authorities in providing such tests as are necessary to maintain compliance with appropriate governmental standards;
(ii)           supervising the connection of Customer Facilities to District Water System after the issuance of taps by the District to New Customers and recording such connections for billing proposes in accordance with Section 5.1;
(iii)           coordinating construction with various utility companies to ensure minimum interference with the District Water System;
(iv)           performing all maintenance and repairs necessary to continue the efficient operation of the District Water System;
(v)           providing for emergency preparedness to provide response to emergencies, including, but not limited to, interruption of services because of line breaks, freeze-up or other mechanical problems; and
(vi)           providing monthly billing to District Customers, collection efforts and enforcement of the District Rules and Regulations.
(b)           Contractors. To the extent Provider engages contractors, it shall require such contractors to maintain bonds and insurance, including workers’ compensation insurance, in compliance with applicable laws and regulations, including the District Rules and Regulations.
(c)           Control of Service. Subject to the terms of this Agreement, Provider shall have the responsibility for and control over the details and means for providing the services hereunder.
(d)           Authorizations. Provider shall, at its own expense, apply for and obtain all necessary permits, licenses, and other authorizations that may be required by any governmental authority for Provider to operate and maintain the District Water System in accordance with the terms of this Agreement. District shall cooperate with and provide such reasonable assistance to Provider as Provider may request in obtaining such authorizations.
(e)           Taxes. Provider shall be solely responsible for and shall pay all taxes, fees, charges and assessments, if any, in connection with the work or the materials to be utilized in accomplishing the activities of Provider pursuant to this Agreement.
(f)           Financing. Provider shall be responsible for financing its obligations hereunder with the funds it receives pursuant to this Agreement or from such other sources as it deems desirable.
4.4           Oversized Facilities. If Provider requests that the District oversize the District Water System, or a portion thereof, for the purpose of allowing Provider to provide water service to customers other than District Customers, the parties shall enter into a separate cost-recovery agreement prior to the time of construction of the oversized facilities in question. Absent such a cost-recovery agreement, District shall have no obligation to construct oversized District facilities under this Section unless (i) construction of the oversized District facilities is required by law, or (ii) Provider deposits funds into an escrow account, on terms and conditions reasonably acceptable to the District, for the estimated cost of the oversizing and pays the actual costs attributable to such oversizing, and (iii) Provider acquires any additional easements or interests in land required by the oversizing at Provider’s sole expense.
4.5           District Obligations.
(a)           Construction. District has constructed the District Water System in substantial compliance with all applicable laws and regulations. District shall construct or cause to be constructed all future portions the District Water System, at its sole expense, in compliance with all applicable laws and regulations, in a commercially reasonable time and manner consistent with prudent water service provider practices in Colorado, and in accordance with this Agreement and the District Rules and Regulations. With respect to the construction of the District Water System, the District agrees as follows:
(i)           to construct or cause to be constructed the proposed portions of the District Water System in compliance with the final plans and specifications;
(ii)           to permit Provider or its designee to observe and inspect any and all construction operations;
(iii)           to give reasonable notification (in any event not less than 48 hours) of the time proposed to make connections to the existing District Water System;
(iv)           to acquire all necessary easements, rights-of-way or other property interests, at its expense, for the proposed facilities; and
(v)           to contract for work and materials in accordance with all applicable laws and regulations.
(b)           Contractors. To the extent District engages contractors, it shall require such contractors to maintain bonds and insurance, including workers’ compensation insurance, in compliance with applicable laws and regulations, including the District Rules and Regulations.
(c)           Authorizations. District shall, at its own expense, apply for and obtain all necessary permits, licenses and other authorizations that may be required by any governmental authority with respect to the ownership, financing, and construction of the District Water System and the acquisition and maintenance of the Water Rights (including obtaining and complying with any decrees of the Colorado Water Court and continuing due diligence obligations). Provider shall cooperate with and provide such reasonable assistance to District as District may request in obtaining such authorizations.
(d)           Plan Access. District shall make available to Provider copies of any and all designs, plans, specifications, construction drawings, construction contracts and related documents concerning the District Water System as Provider may request from time to time.
(e)           Unauthorized Taps. District shall be responsible for enforcing the District Rules and Regulations, including, without limitation, taking such actions as are required to prevent unauthorized connections to the District Water System. If District fails to report any unauthorized connections to Provider, District shall be fully liable for payment of all District Rates, Fees, and Charges attributable to such unauthorized connections.
(f)           Warranty and Claims Enforcement. District shall timely submit and pursue any warranty, insurance, damage or other claims District has against a third party with respect to the Water Rights and/or District Water System or provide appropriate authorization to Provider to enable it on District’s behalf to timely submit and pursue any such claim, and if the claim relates to a loss which Provider is to repair pursuant to Section 4.3 or relates to a System Loss that District wants Provider to handle on District’s behalf pursuant to Section 4.6, District shall make the proceeds of such claim available to Provider to repair the Water Rights and/or District Water System, as applicable.
(g)           Facility Locations. District will provide or make available to Provider copies of all “as-built” drawings and/or GIS mapping files for all facility locations, as well as copies of well completion reports for all wells supplying the District Water System.
(h)           Operation and Maintenance Records. District will provide or make available to Provider copies of all records related to the operation and maintenance of the Water Rights and the District Water System, including, but not limited to, maintenance logs, water quality test results, recall notices, warranties, notices from and correspondence with the Colorado Department of Public Health and Environment and any other governmental authorities related to the Water Rights or District Water System.
(i)           Condition of District Water System and Water Rights. District shall be solely responsible for any and all losses, labilities, damages, costs, and claims of any and every kind whatsoever related to the existence and condition of the District Water System and the Water Rights (a “System Loss”), other than a condition caused by Provider’s failure to operate and maintain the District Water System in accordance with the terms of this Agreement. District’s responsibility with respect to any System Loss includes, but is not limited to, any design or construction defect of the District Water System except those portions of the District Water System repaired or replaced by Provider pursuant to Section 4.3, any inadequacy of the Water Rights or the District Water System as constructed by District but not including those portions of the District Water System repaired or replaced by Provider pursuant to Section 4.3, any violations of applicable laws or regulations with respect to the District Water System or Water Rights not caused by Provider’s operation and maintenance of the District Water System, and any damage or destruction to the District Water System or Water Rights by fire or other casualty or contamination not caused by Provider’s operation and maintenance of the District Water System. Providers’ obligations with respect to operating and maintaining the District Water System hereunder include the obligation to maintain and repair the District Water System due to normal wear and tear caused in the ordinary course of business and to replace the District Water System as necessary based on its useful life in order to maintain the functionality required to provide water service to the Property. In all other instances, except as otherwise provided in Section 4.6, District shall diligently and continuously prosecute the necessary reconstruction, replacement, decontamination or other efforts required to restore the Water Rights and District Water System to enable District and Provider to provide water service as soon as practicable to the Property in accordance with the terms of this Agreement and all applicable laws and regulations.
4.6           Cost Recovery for System Loss
. In the event of any System Loss, Provider shall, at the request of the District, conduct the necessary reconstruction, replacement, decontamination or other efforts to restore the Water Rights and District Water System on District’s behalf subject to the following conditions:
(a)           Cost Plus Basis. Provider shall be reimbursed in full for the total cost incurred by it to restore the Water Rights and District Water System plus an additional percentage rate of return in the amount specified by Provider as consideration for its efforts in restoring the Water Rights and District Water System. Provider must bid any work if and as required by C.R.S. § 32-1-1001(d), as amended. If the District does not use the Provider for the necessary reconstruction, replacement, decontamination or other efforts, the Provider shall fully cooperate in providing all necessary access to the entity working on the District Water System.
(b)           System Loss Covered by Warranty, Insurance and Other Claims. If the System Loss is covered by any warranty, insurance, damage or other claim the District has against a third party with respect to the Water Rights and/or District Water System, District shall comply with the procedures set forth in Section 4.5(f).
(c)           Interim Rate Study. If a System Loss is not sufficiently covered by a third party claim, the parties agree that an interim rate study will be performed in accordance with Section 7.2 to determine the costs to be incurred and possible recovery mechanisms. Each of District and Provider shall pay fifty percent (50%) of the cost of such study.
(d)           Implementation of Cost Recovery Mechanism. District and Provider shall mutually work together to determine how the cost recovery process should be implemented to finance the necessary efforts to restore the Water Rights and District Water System, which may include, among other things, increasing existing District Rates, Fees and Charges, adding new rates, fees and charges, including special assessments, or other financing mechanisms to fund the restoration efforts. Other financing mechanisms could include, among other things, allocating special assessments or new rates, fees and charges to secure repayment of District bonds or loans. Any dispute regarding the appropriate cost recovery mechanism and implementation thereof shall be resolved pursuant to the provisions of Section 15.7.

ARTICLE V
RECORDS AND INSPECTIONS
5.1           Records Maintained by Provider. Provider shall keep and maintain accurate records of all contracts and expenses related to the District Water System and all other records necessary for the orderly administration and operation of the District Water System that are required to be kept by applicable laws and regulations or are of the type generally maintained consistent with prudent water provider practices in Colorado. Provider shall provide to District: (i) annual budgets and operating plans with respect to the District Water System not later than October 1 of each year for the following year; (ii) annual reports on the status of the District Water System within twenty (20) days of the end of each calendar year; and (iii) such other information as District may reasonably request in order to assure itself that the water demands of District are being adequately provided for, to comply with its obligations under applicable laws and regulations, and to assist District in its long-term planning efforts.
5.2           Records Maintained by District. District shall keep and maintain (i) accurate books, records and accounts of all collections and disbursements of District Rates, Fees and Charges; (ii) records related to the issuance of taps; and (iii) such other records as may be required by applicable laws and regulations.
5.3           Inspection of District Records. Provider shall have the right, upon ten (10) days’ prior written notice, to inspect the District’s records maintained hereunder to verify the District’s compliance with this Agreement including, without limitation the payment obligation set forth in Article VI.
5.4           Audit of District Records. Provider may, upon not less than thirty (30) days’ prior written notice to District, cause at Provider’s expense a partial or complete audit of all District records related to the issuance of taps, collection and disbursement of District Rates, Fees and Charges and such other matters as may be reasonably related to determine District’s compliance with its payment obligations to Provider under this Agreement, including without limitation, the amounts required under Article VI. Following completion of the audit, Provider shall submit a written report to District detailing any deficiencies determined upon such inspection or audit, if any (a “Deficiency Notice”). In the event that the District disputes any finding of the Deficiency Notice, and said dispute is not resolved within thirty (30) days’ of the delivery of the Deficiency Notice, such dispute shall be submitted to mediation pursuant to Section 15.7. Any finally determined deficiency shall be immediately due and payable by District together with simple interest thereon at the rate of ten percent (10%) per annum from the date or dates such amounts should have been paid. If the deficiency is in excess of five percent (5%) of the revenues previously paid by District for the period covered by the audit, then District shall also pay Provider the actual cost of the audit. Such inspection right and audit right may be exercised no more than one time each fiscal year of District, except if the prior inspection showed a deficiency in excess of five percent (5%), in which case an additional inspection may commence at any time prior to the end of the third fiscal quarter of District in the year following the audit period showing such deficiency.
5.5           Inspection of Provider Records. District shall have the right, upon ten (10) days’ prior written notice, to inspect all records maintained by Provider related to the District Water System. Such rights may be exercised no more often than once each fiscal year of District, unless Provider otherwise agrees.

ARTICLE VI
BILLING AND RATES, FEES AND CHARGES
6.1           District Rates, Fees and Charges (a)  . District shall assess all District Rates, Fees and Charges for the use and maintenance of the District Water System in accordance with the District Rules and Regulations. All District Rates, Fees, and Charges established in this Section 6.1 shall initially be assessed at the amounts set forth on Exhibit G, attached hereto and are subject to adjustment pursuant to Article VII. Commencing on the Closing Date and thereafter, District shall remit to Provider all District Rates, Fees and Charges received by District in accordance with Section 6.3(b).
6.2           Updates to District Rates, Fees and Charges. Section numbers set forth next to the rates, fees and charges on Exhibit G correspond to the section numbers in the current version of the Rangeview Rules and Regulations. Notwithstanding Section 1.5, the section numbers and the description of the rates, fees, and charges shall be automatically updated to correspond to any revisions to the Rangeview Rules and Regulations, and if the Rangeview Rules and Regulations are amended to provide for additional rates, fees or charges related to water service, such additional rates, fees or charges shall be added to Exhibit G and the District Rules and Regulations.
6.3           Billing.
(a)           Provider shall read the meters and bill District Customers for water services provided hereunder, including all Water System Development Fees, consumption and other District Rates, Fees and Charges on behalf of District and in accordance with the District Rules and Regulations. The bills shall provide that payment shall be made by District Customers to District at an address designated by District. At the Closing, District shall transfer ownership of all components of the Supervisory Control and Data Acquisition (SCADA) system and the automated meter reading system to Provider so Provider can read the meters and bill District Customers as required by this Agreement.
(b)           Provider shall be responsible for collection efforts on delinquent accounts and District hereby delegates to Provider, to the extent permitted by law, all authority of the District in the name of and on behalf of the District to conduct collection efforts on delinquent accounts, including the authority to exercise all remedies available to the District, including but not limited to shutting of water service and placing liens on the property for which water service accounts are delinquent. Provider shall not take any actions in contravention of the requirements of Title 32, Article 1, C.R.S. District shall sign any authorizations or take such other actions as may be reasonably required to enable Provider to act on District’s behalf. District shall pay Provider on or before the 15th day of each month one hundred percent (100%) of all Water System Development Fees and other District Rates, Fees and Charges collected from District Customers in the previous month. Failure of District to make any payments required under this Article VI when due shall constitute an Event of Default pursuant to Article XI and, in addition to any other remedy available to Provider, District shall remain obligated to pay any such amounts together with interest at the rate of eighteen percent (18%) per annum until fully paid.

ARTICLE VII
RATES, FEES AND CHARGES; ADJUSTMENTS
7.1           Adjustments to Rates, Fees and Charges. Commencing in February 2017, and in February for every year thereafter unless otherwise determined by a rate study (in accordance with the provisions of Section 7.2), the Water Consumption Charges shall be adjusted. The rate of adjustment shall be computed by the percentage change for the period from the second half of the year two years prior to the second half of the prior year for the All Urban Consumers (CPI-U) for the Denver-Boulder-Greeley, Colo., metropolitan area, all items less food and energy, as published by the U.S. Bureau of Labor Statistics, By way of example, on February 1, 2017, the Water Consumption Charges will change by the percentage change of the CPI-U published for the second half of 2015 to the second half of 2016. The CPI-U for the Denver-Boulder-Greeley, Colo., metropolitan area can be accessed at: http://www.bls.gov/regions/mountain-plains/news-release/consumerpriceindex_denver.htm
7.2           Rate Studies. Notwithstanding the generally applicable rate adjustment set forth in Section 7.1, unless otherwise agreed by the parties: (i) rate studies shall be performed every three (3) years in the third quarter of the applicable year, with the first such study to occur in the third quarter of District’s 2019 fiscal year; and (ii) Provider and District shall meet in the second quarter of each year (with the first such meeting to occur in 2017) to determine whether an interim rate study is desirable or required. All rate studies to be performed hereunder shall be subject to the following terms, provisions and requirements:
(a)           Consultant Qualifications. Rate studies shall be performed by a consultant with experience in setting water rates jointly selected and supervised by District and Provider, using assumptions mutually agreed upon between District and Provider.
(b)           Cost of Studies. Each of the District and Provider shall pay fifty percent (50%) of the costs of (i) rate studies required under this Section and (ii) interim rate studies conducted pursuant to subsection (c)(i) and (c)(ii) below.
(c)           Interim Studies. Interim rate studies will be performed: (i) if the parties mutually determine that an interim rate study is desirable or required; (ii) if changes are required that will materially increase the cost of providing water service as contemplated by this Agreement, including but not limited to changes required to the Water Supply, the District Water System, or the operation and maintenance procedures of the District Water System due to new or revised statutory or regulatory criteria applicable to the Water Rights or the District Water System, events of force majeure, or other causes (a “Material Event”), or (iii) upon the request of either party. Unless otherwise agreed upon by the parties, the party requesting an interim rate study pursuant to subsection (iii) shall be responsible for the cost of the interim rate study. If either party disputes whether a Material Event has occurred, then the parties shall utilize the dispute resolution process described herein prior to initiating the interim study.
(d)           Material Event. In the case of a Material Event, Provider shall detail the specifics of the recovery of the investment required due to the Material Event, including an amortization schedule and cost of capital. The District may elect to have Provider make the necessary investment or it may seek other parties to make such investment, and in either case the costs will be recovered through a rate adjustment as determined through a rate study. Provider or District, as applicable shall bid any work if and as required by C.R.S. § 32-1-1001(d), as amended. Any rate adjustment attributable to such investment shall be allocated proportionately among the parties (the Provider, the District, or a third party) and/or instruments (i.e. debt) providing the funding.
7.3           Effectiveness of Adjusted Rates, Fees and Charges. Except as provided in Section 7.2(c), adjustments to the Water Consumption Charges shall be made no more frequently than once a year, and any such adjustments shall become effective on the March 1 next following the date of determination of the adjustments. District shall, from time to time, adopt or take such other legal actions as may be required to give timely effect to such adjusted rates.
7.4           Fairness. District agrees that the terms of this Agreement, including without limitation, the procedures for establishing and adjusting rates, fees and charges, are fair and reasonable and shall be deemed in all respects to be rationally related to their legitimate governmental purpose.

ARTICLE VIII
EXISTING AGREEMENTS
District represents and warrants to Provider that District is not a party to any existing agreements regarding the provision of water and/or the collection of rates, fees, or charges related to same. Any loss, cost, expense or damage suffered or incurred by Provider based on or arising from the inaccuracy of such representation and warranty, including but not limited to loss of revenues by Provider, shall be the responsibility of the District and shall be payable to Provider on demand and such payment shall accrue interest at the statutory rate of interest as provided in C.R.S. § 13-21-101(3) until paid in full.

ARTICLE IX
DISTRICT EXPANSION
The District service area as of the Effective Date is set forth on Exhibit B attached hereto. Nothing herein shall be interpreted or construed as limiting the District’s authority to expand its boundaries by including new areas into its boundaries, nor shall anything herein be interpreted or construed as requiring the District to expand its boundaries. The parties will communicate with respect to master planning for water service within the District, including those areas anticipated or otherwise being considered for inclusion. Prior to including any such areas and during the period of its consideration of an inclusion agreement, District shall provide notice to Provider of the proposed inclusion and afford Provider reasonable and meaningful opportunity to comment with respect to water service issues relating to any such area. Provider shall have the exclusive first right, but not the obligation, to provide water service on behalf of the District to any property included in such expansion area. The inclusion agreement covering such area shall expressly provide that water service to the included area shall be subject to the terms of this Agreement and the applicable District Rules and Regulations. If Provider declines to provide water service to the proposed inclusion, District is free to obtain water service by any means it deems appropriate; provided, however, District may not use any portion of the existing District Water System in arranging service to the newly included areas without Provider’s consent.
ARTICLE X
RULES AND REGULATIONS
10.1           Enforcement. District shall enforce compliance with the District Rules and Regulations to the extent necessary to comply with the terms of this Agreement, and District’s failure to enforce such District Rules and Regulations in accordance herewith shall constitute an Event of Default under this Agreement.
10.2           Amendment. The parties acknowledge that the District Rules and Regulations may need to be amended from time to time and agree that, during the term of this Agreement, the District shall provide no less than thirty (30) days prior notice to Provider before the District adopts or approves any amendment to the District Rules and Regulations. If Provider advises the District that it believes the amended District Rules and Regulations will materially affect the performance of the parties under this Agreement, said amendment shall be the subject of a dispute to be resolved pursuant to the provisions of Section 15.7.
10.3           Supersession. If and to the extent there is any inconsistency between the terms, covenants or provisions hereof and the District Rules and Regulations, the terms, covenants and provisions of this Agreement shall supersede and be controlling unless otherwise mutually agreed upon in writing by the parties.
10.4           No Limit on District Authority; Legislative Authority Not Delegated. Nothing herein shall be interpreted or construed as limiting the District’s right to make and enforce ordinances, rules and regulations not inconsistent with the terms of this Agreement. Nothing herein is intended to delegate to Provider the legislative authority of the District, which is reserved entirely to the District notwithstanding any provisions of this Agreement.

ARTICLE XI
EVENTS OF DEFAULT; REMEDIES
11.1           Events of Default. The occurrence or existence of any one or more of the following events shall be an Event of Default under this Agreement, and there shall be no Event of Default hereunder except as follows:
(a)           Non-Enforcement of Rules. District fails or refuses to enforce the District Rules and Regulations required by this Agreement;
(b)           Non-Payment. District fails or refuses to make any payment to Provider required under this Agreement when due;
(c)           Untrue Representations. Any representation or warranty made by any party in this Agreement proves to have been untrue or incomplete in any material respect when made and such untruth or incompletion would have a materially adverse effect upon the other party;
(d)           Failure to Perform. Any party fails in the performance of any other of its covenants in this Agreement and such failure continues for thirty (30) days after written notice specifying such default is given by the non-defaulting party; provided, however, if the default is of a type which cannot be cured within such thirty (30) day period, the cure period shall be extended by the non-defaulting party if the defaulting party has commenced to cure the default within thirty (30) days and at all times thereafter actively and diligently continues to pursue the cure;
(e)           Insolvency or Dissolution. Proceedings under any bankruptcy law or insolvency act or for the dissolution of a party shall be instituted by or against a party, or a receiver or trustee shall be appointed for all or substantially all of the property of a party, and such proceeding shall not be dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment; provided, however, that if a party seeks to dissolve pursuant to C.R.S. § 32-1-701, et  seq., as amended and (i) it notifies the other party in writing concurrently with filing the application for dissolution, and (ii) the plan for dissolution shall include provisions for continuation of this Agreement with a responsible party acceptable to the other party being substituted as a party to this Agreement, and such substituted party assumes all obligations and rights of the dissolving party hereunder, then such dissolution shall not be a default.
11.2           Remedies for Events of Default.
(a)           Enforcement Rights. Upon the occurrence of an Event of Default, the non-defaulting party may proceed to protect and enforce its rights against the party causing the Event of Default by mandamus or such other suit, action or special proceedings in equity or at law, in any court of competent jurisdiction, including an action for damages or specific performance, or by self-help. In the event of any litigation or other proceeding to enforce any of the terms, covenants or conditions hereof, the prevailing party in such litigation or other proceeding shall obtain, as part of its judgment or award, its reasonable attorneys’ fees and costs.
(b)           Limited Termination Rights. Upon the occurrence of an Event of Default, and after the non-defaulting party proceeds in accordance with Section 11.2(a), the non-defaulting party shall be permitted to terminate this Agreement only upon sixty (60) days advance written notice to the defaulting party and only if: (i) monetary damages are not paid by the defaulting party when due or (ii) the defaulting party refuses to perform its obligations hereunder.

ARTICLE XII
TERMINATION
12.1           Termination. Except as provided in Section 11.2(b) and Section 1.7, this Agreement shall remain in force unless terminated by mutual written agreement of the parties.
12.2           Compliance with Regulations. The parties understand and agree that compliance with all applicable federal and state regulations must take place at all times. In the event of any termination of this Agreement, with or without cause, the parties shall cooperate to ensure that there is no gap or break in the compliance with all applicable regulations in the provision of service to District Customers during the transition of service, including the payment of all applicable District Rates, Fees and Charges.

ARTICLE XIII
INDEMNIFICATION
13.1           Indemnification by Provider. To the extent authorized by law, Provider agrees to indemnify District from and against any loss, cost, liability or expense (including reasonable attorneys’ fees) reasonably incurred by District, including both third-party and direct claims, arising out of or related to (i)  any failure of Provider to operate or maintain the District Water System in compliance with applicable laws and regulations, including, but not limited to, Environmental Laws; and (ii) the negligent acts or omissions of Provider, its officers, directors, employees, agents and consultants in the course of performing Provider’s obligations under this Agreement.
13.2           Indemnity by District. To the extent authorized by law, District agrees to indemnify Provider from and against any loss, cost liability or expense (including reasonable attorneys’ fees) reasonably incurred by Provider, including without limitation, both third-party and direct claims, arising out of or related to (i) the finance, design, ownership, or construction of the District Water System, including but not limited to, any failure of the District Water System or Water Rights to comply with applicable laws and regulations, including, but not limited to, Environmental Laws; (ii) the operation and maintenance of the District Water System and Water Rights prior to the Closing Date; and (iii) the negligent acts or omissions of District, its officers, directors, employees, agents and consultants in the course of performing District’s obligations under this Agreement.
13.3           Exclusions and Acknowledgement. Notwithstanding the foregoing or any other indemnification provision in this Agreement, no party shall have a duty under this Agreement to indemnify and/or hold another party harmless from or against any loss, cost, liability or expense to the extent caused or contributed by the act or failure to act of the other party (including its officers, directors, employees, agents and consultants). Further, the parties hereto understand and acknowledge that Colorado law does not currently enforce indemnity clauses entered into by Colorado local governments in contracts.  The District and the Provider are Colorado local governments and neither provides to the other any assurance or warranty that the indemnification provided herein would be enforced in any Colorado court or in any proceeding under Colorado law.

ARTICLE XIV
MODIFICATION OR AMENDMENT
14.1           Material Change in Regulatory Conditions. In the event any state, federal or local entity shall materially change any regulatory conditions applicable to the provision of water service under this Agreement, the parties agree that they shall expeditiously work together in good faith to modify or amend this Agreement as necessary to comply, in a commercially reasonable manner, with the changed regulations without otherwise materially changing the terms and conditions of this Agreement.
14.2           Other Modifications or Amendments. This Agreement shall not be modified or amended without the consent of both parties. No modification or amendment shall be effective unless in writing, executed by all parties.

ARTICLE XV
MISCELLANEOUS PROVISIONS
15.1           Relationship of the Parties. Nothing contained in this Agreement creates a joint venture, partnership, agency or similar endeavor between the parties. Each party is acting solely as an independent contractor, and neither party has any power or authority to directly or indirectly bind or act on behalf of the other.
15.2           Liability of Parties. Nothing contained in this Agreement, nor any obligation imposed upon a party hereunder, nor the issuance and sale of bonds by a party, shall constitute or create an indebtedness of the other party. Neither party shall have any obligation whatsoever to repay any debt or liability of the other party.
15.3           Insurance Requirements.
(a)           District-Required Insurance. District shall maintain in full force and effect, throughout the term of this Agreement, property damage and liability insurance with respect to all water facilities owned by District and District’s duties hereunder, consistent with insurance practices and coverages of prudent local governments similarly situated.
(b)           Provider-Required Insurance. Provider shall maintain in full force and effect, throughout the term of this Agreement, property damage and liability insurance with respect to Provider’s duties hereunder, consistent with insurance practices and coverages of prudent water system operators similarly situated.
15.4           Notices. Except as otherwise provided herein, all notices required to be given under this Agreement shall be in writing and shall be hand-delivered, sent by registered or certified mail, return receipt requested, or electronically confirmed email transmission to the following addresses:
District:	Elbert & Highway 86 Commercial Metropolitan District Attn: District Managerc/o CliftonLarsonAllen8390 E Crescent Parkway, Suite 500Greenwood Village, CO 80111Email: denise.denslow@claconnect.com
With a copy to:	Dianne D Miller Miller & Associates Law Offices, LLC 1641 California Street, Suite 300 Denver CO 80202 Email: dmiller@ddmalaw.com
Provider:	Rangeview Metropolitan DistrictAttn: President141 Union Boulevard, Suite 150Lakewood, CO 80223Email: mharding@purecyclewater.com
With copy to:	Wanda J. Abel, Esq.Davis Graham & Stubbs LLP1550 – 17th Street, Suite 500Denver, CO 80202Email: wanda.abel@dgslaw.com
All notices will be deemed effective: if delivered by hand on the date of delivery; if mailed, three (3) days after mailing; and, if by email, upon electronic confirmation of delivery. Any party may by written notice change the address to which future notices shall be sent.
15.5           Representations. Each party represents and warrants that:
(a)           Authority. It has all requisite power, corporate and otherwise, to execute, deliver and perform its obligations pursuant to this Agreement, that such actions have been duly authorized by it, and that upon execution and delivery of this Agreement, the provisions hereof will constitute its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;
(b)           No Litigation. There is no action, suit, inquiry, investigation or proceeding to which it is a party, at law or in equity, which is pending or, to the best of its knowledge, threatened, in connection with any of the transactions contemplated by this Agreement wherein an unfavorable decision, ruling or finding could reasonably be expected to have a materially adverse effect on the validity or enforceability of, or its ability to perform it obligations under, this Agreement; and
(c)           No Conflict. Its execution, delivery and performance of this Agreement is not in violation of, nor does it constitute an event of default under, any other contract, agreement or instrument to which it is a party.
15.6           Regulatory Approval. The design, construction, operation and maintenance of the facilities to serve District Customers as provided for herein require that permits and approvals be obtained from various regulatory entities, including the State of Colorado. The parties shall cooperatively and diligently pursue obtaining said regulatory approvals in such a manner that water services contemplated by this Agreement can be provided in a timely manner. District shall be primarily responsible for obtaining necessary regulatory approvals for the design and construction of the District Water System. Provider shall be primarily responsible for obtaining necessary regulatory approvals for the operation and maintenance of the District Water System. The granting of such regulatory permits and approvals is beyond the direct control of the parties to this Agreement. In the event that any notice is received from a regulatory agency of a potential delay or denial in the issuance of a necessary permit or approval, the parties shall mutually cooperate to determine solutions to lessen the impact of such delay or denial.
15.7           Dispute Resolution.
(a)           Representative Negotiations. If a party believes there is a dispute under this Agreement that has not been resolved in the normal course of business, such party will give the other party a written notice of the dispute (the “Dispute Notice”). The Dispute Notice shall designate the name and title of the representative authorized to resolve such dispute. The other party shall send a response designating the name and title of its representative authorized to resolve the dispute within five (5) days of receipt of the Dispute Notice. The representatives shall meet within fifteen (15) days following receipt of the Dispute Notice at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
(b)           Mediation. If a dispute is not resolved by the authorized representatives within fifteen (15) days of their first meeting, or if a party refuses to meet within that time period, then either party may initiate binding mediation of the dispute in accordance with the International Center for Conflict Prevention and Resolution Mediation Procedure then currently in effect, as such procedure may be modified by mutual written agreement of the parties. The mediator’s fee shall be shared equally by the parties. The mediator designated or appointed shall have: (i) at least ten (10) years’ experience as a mediator or arbitrator; and (ii) preference shall be given to mediator with experience in the development, financing, operation and management of municipal water systems. To the fullest extent allowed by law, the parties agree to recognize and be bound by the final decision of the mediator.
(c)           Court Resolution. If a dispute has not been resolved pursuant to mediation within sixty (60) days after the initiation of such procedure, or if a party will not participate in mediation, any party may initiate litigation in the District Court in and for Elbert County, Colorado or, to the extent appropriate, the Water Court in Water Division I. In any such lawsuit in Elbert County District Court, the parties agree to request the appointment of a special master if the issues between them in such case involve complex technical or economic aspects of water service, including without limitation, rates and charges. The costs of such special master shall be shared equally by the parties.
(d)           Obligations Uninterrupted. Pending final resolution of any dispute, District must remain current on all payment obligations to Provider, and water service by Provider shall continue uninterrupted.
(e)           Exclusivity. The procedures specified in this Section shall be the sole and exclusive procedures for the resolution of disputes (which shall not include undisputed Events of Default) between the parties arising out of or relating to this Agreement; provided, however, that a party may use self-help or seek a preliminary injunction or other preliminary relief if, in the judgment of that party, such action is necessary to avoid irreparable damage. Despite the initiation of any such judicial proceedings, the parties will continue to participate in good faith in the procedures specified in this Section.
15.8           Governmental Immunity. Nothing herein shall be construed as a waiver of the rights and privileges of the Provider or the District pursuant to the Colorado Governmental Immunity Act, C.R.S. § 24-10-101, et seq., as amended.
15.9           No Waiver. No party shall waive its rights hereunder by failing to exercise its rights; any such failure shall not affect the right of such party to exercise at some future time the rights not previously exercised.
15.10         Force Majeure. Should any party be unable to perform any obligation required of it under this Agreement because of any cause beyond its control and not due to the party’s fault or negligence, including but not limited to war, insurrection, riot, civil commotion, strikes, lockout, fire, earthquake, windstorm, drought, flood, action or inaction of governmental authorities (including the adoption of new or revised rules and regulations), moratoriums, material shortages, or any other force majeure, each party’s performance of the obligation affected shall be suspended for so long as such cause prevents it from performing such obligation, without liability on its part.
15.11         Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then, and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby. It is also agreed that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.
15.12         Form. Headings and titles of this Agreement are for convenience only and do not hold any substantive meaning.
15.13         Integration. This Agreement, including the Exhibits attached hereto, shall be construed and enforced as the fully integrated expression of the parties’ agreement with respect to the matters addressed. No express or implied covenant not specifically set forth herein shall be a part of this Agreement. The parties expressly aver that no representations other than those specifically set forth in this Agreement have been relied upon by either party to induce it to enter into this Agreement.
15.14        Third-Party Beneficiaries. It is not the intent of the parties, nor shall it be the effect of this Agreement, to vest rights of any nature or form in individuals or entities not executing this Agreement as a party.
15.15        Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.
15.16        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and applicable federal law.
15.17        No Presumption. The parties to this Agreement and their attorneys have had a full opportunity to review and participate in the drafting of the final form of this Agreement. Accordingly, this Agreement shall be construed without regard to any presumption or other rule of construction against the party causing the Agreement to be drafted.
15.18        Assignment. Except for the assignment by District to another governmental entity, this Agreement shall not be assignable by District or Provider without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.
15.19        Binding Effect; Covenants Run With the Land. The covenants, terms, conditions and provisions set forth in this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns and shall run with the Property. This Agreement or a Memorandum of Agreement may be executed by the parties and recorded against the Property.

[Signature page and Exhibits follow.]

IN WITNESS WHEREOF, parties have executed this Water Service Agreement effective as of the day and year first written above.
ELBERT & HIGHWAY 86 COMMERCIAL METROPOLITAN DISTRICT, acting by and through its Wild Pointe Water Activity Enterprise

By:	/s/ Karl Nyquist
Karl Nyquist, President

RANGEVIEW METROPOLITAN DISTRICT, acting by and through its Water Activity Enterprise

By:	/s/ Mark Harding
Mark W. Harding, President

Exhibit A
DEFINITIONS
1.           “Agreement” means this Water Service Agreement by and between District and Provider, as may be supplemented or amended from time to time.
2.           “Closing” means as defined in Section 1.1.
3.           “Closing Date” means as defined in Section 1.1.
4.           “CPI-U” means as defined in Section 7.1. In the event that the CPI-U shall subsequently be converted to a different standard reference base or otherwise revised, the determination involved shall be made with the use of such conversion factor, formula or table for converting such CPI-U as may be published by the U.S. Bureau of Labor Statistics, or if the Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by any nationally recognized publisher of similar statistical information. In the event that the CPI-U shall cease to be published, then for the purposes of this Agreement, there shall be substituted such other index as the parties shall agree upon.
5.           “Customer Facilities” means as defined in Section 4.1(b).
6.           “Deficiency Notice” means as defined in Section 5.4.
7.           “District” means as defined in the first paragraph of this Agreement.
8.           “District Customers” means existing and future users of water services located within the boundaries of the Property.
9.           “District Rates, Fees and Charges” means as defined in Section 1.5(b).
10.           “District Rules and Regulations” means the rules and regulations adopted by District, as defined in Section 1.5 of this Agreement, as the same may be supplemented or amended from time to time, which govern the provision of water services to District Customers, subject to the terms and conditions of this Agreement.
11.           “District Water System” means the Wholesale and Retail Facilities owned by District that provide potable, and if applicable, non-potable water to District Customers.
12.           “Dispute Notice” means as defined in Section 15.7(a).
13.            “Effective Date” means as defined in the first paragraph of this Agreement.
14.           “Environmental Laws” means any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental authority or court relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.
15.           “Hazardous Substance” means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, “hazardous wastes,” “hazardous materials” or “toxic substances” under any Environmental Law, including, but not limited to, friable asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.
16.           “New District Customer” means: (i) a customer receiving potable and/or non-potable water service from the District that is issued a water tap for such service after the Effective Date; or (ii) a customer receiving potable and/or non-potable water service from the District who subsequently, due to either a change of use of the property being served or an increased demand on the potable and/or non-potable water system, is required by the District Rules and Regulations to purchase or be allocated additional potable and/or non-potable water tap(s) (including customers who may not be required to physically install a new tap(s) where the existing tap is capable, with respect to capacity, to accommodate the changed use or increased demand).
17.           “Property” means as defined in Recital C.
18.           “Provider” means as defined in the first paragraph of this Agreement.
19.           “Rangeview Rules and Regulations” means as defined in Section 1.5.
20.           “Retail Facilities” means improvements and facilities necessary and appropriate to deliver potable and/or non-potable water from their points of connection to Wholesale Facilities to Customer Facilities including, but not limited to, water mains, valves, fire hydrants, manholes and related appurtenances. Retail Facilities are designed and constructed at the sole cost of the owner of property within the District and conveyed at no cost to the District for operation and maintenance in accordance with the District Rules and Regulations.
21.           “SFE” means the measure of demand placed upon the District Systems by a typical single-family detached residence, as determined under the District Rules and Regulations.
22.           “Special Facilities” means any improvement or facility required to provide water service to a specific property from Wholesale Facilities of the District, but which is not a Wholesale Facility, Retail Facility or Customer Facility (each as defined herein) and for which ownership, construction and operation responsibilities will be determined by separate agreement.
23.           “System Loss” means as defined in Section 4.5(i).
24.           “Water Consumption Charge” means the monthly charge payable by District Customers to District and District to Provider in accordance with this Agreement for potable and/or non-potable water delivered to the District Customers as measured by meters installed at the points of connection between the Customer Facilities and the District Water System at the rate(s) set forth on Exhibit G as adjusted pursuant to this Agreement.
25.           “Water Rights” means as defined in Section 3.1.
26.           “Water Service Charge” means the monthly charge payable by District Customers to District and District to Provider in accordance with this Agreement for water service at the rate(s) set forth on Exhibit G as adjusted pursuant to this Agreement.
27.           “Water System Development Fee” means the fee payable by a District Customer to District and District to Provider in accordance with this Agreement with respect to any new or expanded connection of a District Customer to the District Water System made after the Closing Date, whether metered or unmetered.
28.           “Wholesale Facilities” means improvements and facilities necessary and appropriate to acquire, treat, store and deliver potable and/or non-potable water to Retail Facilities, including, but not limited to, wells, treatment plants, pumping stations, tanks, reservoirs, transmission pipelines, and related appurtenances.
A-1

Exhibit B

PROPERTY DESCRIPTION

Legal Description

Elbert and Highway 86 Water District

WATER SERVICE AREA

A part of Sections 14, 15, 22 and 27, Township 8 South, Range 65 West of the Sixth Principal Meridian, County of Elbert, State of Colorado, being more particularly described as follows:

BEGINNING at the Center Quarter corner of said Section 22;
Thence North 89°23'56" West, along the northerly line of the Southwest Quarter of said Section 22, a distance of 48.09 feet to a point;
Thence South 02°01'55" West a distance of 19.25 feet to a point;
Thence North 89°56'58" West a distance of 2603.91feet to a point on the westerly line of said Southwest Quarter;
Thence South 00°12'10" East, along said westerly line, a distance of 2599.58 feet to a point;
Thence South 89°41'58" East a distance of 2595.41 feet to a point;
Thence South 02°15'38" East a distance of 7.34 feet to a point on the southerly line of the said Southwest Quarter of said Section 22;
Thence South 89°40'22" East, along said southerly line, a distance of 71.64 feet to the South Quarter corner of said Section 22;
Thence South 00°00'27" East, along the westerly line of the North Half of the Northeast Quarter of said Section 27, a distance of 1258.61 feet to a point;
Thence South 88°50'59" East a distance of 2664.87 feet to a point on the easterly line of said North Half of the Northeast Quarter;
Thence North 00°08'03" East a distance of 1297.05 feet to the Southeast Corner of said Section 22;
Thence North 00°51'08" West a distance of 2629.03 feet to the West Quarter corner of said Section 22;
Thence North 00°51'08" West a distance of 2628.80 feet to the Northeast corner of said Section 22;
Thence South 89°44'19" East a distance of 2655.15 feet to a point;
Thence South 89°18'14" East a distance of 2655.67 feet to the Southeast corner of said section 14;
Thence North 00°02'53" West a distance of 2641.12 feet to the East Quarter corner of said Section 14;
Thence South 89°21'49" East a distance of 1147.50 feet to a point;
Thence North 02°30'50" West a distance of 1323.05 feet to a point;
Thence North 89°16'42" East a distance of 839.07 feet to a point;
Thence North 05°41'30" West a distance of 35.33 feet to a point;
Thence North 17°19'43" East a distance of 412.93 feet to a point;
Thence North 12°35'08" East a distance of 352.18 feet to a point;
Thence North 00°00'00" East a distance of 487.29 feet to a point;
Thence North 89°30'21" West a distance of 1178.37 feet to a point;
Thence South 04°16'03" West a distance of 26.62 feet to a point;
Thence North 88°57'59" West a distance of 453.75 feet to a point;
Thence South 85°30'46" West a distance of 99.71 feet to a point;
Thence North 88°52'28" West a distance of 600.22 feet to a point;
Thence North 69°26'51" West a distance of 104.85 feet to a point;

CVL

Thence North 89°03'42" West a distance of 1004.94 feet to a point;
Thence South 01°18'08" East a distance of 1286.40 feet to a point;
Thence North 89°34'20" West a distance of 1355.08 feet to a point;
Thence South 00°00'53" West a distance of 1299.89 feet to a point;
Thence North 89°46'51" West a distance of 24.36 feet to a point;
Thence South 00°12'34" East a distance of 19.21 feet to a point;
Thence North 89°15'36" West a distance of 1295.07 feet to a point;
Thence South 01°01'15" East a distance of 1334.48 feet to a point;
Thence North 89°25'13" West a distance of 1394.52 feet to a point;
Thence North 89°16'55" West a distance of 2630.22 feet to a point;
Thence South 00°31'14" East a distance of 1325.93 feet to a point;
Thence South 00°31'42" East a distance of 2639.39 feet to the **Point of Beginning.**

Containing 1,131.46 acres, more or less.

For the purpose of this description the bearings are based on the east line of Section 22, as marked by a 2-1/2" aluminum cap stamped LS 6935 at the Southeast Corner, and by a 2-1/2" aluminum cap stamped LS 6935 at the Northeast Corner, bearing North 00°51'08" West.

CVL

HIGHWAY 86
100' R.O.W. OR EASEMENT
FUTURE SCHOOL SITE
FUTURE COMMERCIAL SITE
COUNTY ROAD 8
70' R.O.W. OR EASEMENT
60' R.O.W. OR EASEMENT
60' R.O.W. OR EASEMENT
2000 1000 0 2000 4000
SCALE: 1" = 2000'
CVL
CONSULTANTS OF COLORADO, INC.
CAA Companies
1777 South Harrison Street
Suite 806
Denver, Colorado 80210
WATER SERVICE AREA
EXHIBIT
1"=2000'
JUNE 2002

B-1

Exhibit C
DISTRICT WATER RIGHTS

485559 06/01/2007 10:23A B695 P226 BARGAIN
1 of 2 R 11.00 D 0.00 Elbert County

BARGAIN AND SALE WATER DEED

THIS BARGAIN AND SALE WATER DEED, is made as of the 31st day of May, 2007, by WILD POINTE PARTNERS, INC., a Colorado corporation ("Grantor"), to ELBERT AND HIGHWAY 86 COMMERCIAL METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado ("Grantee"), whose address is c/o Miller Rosenbluth LLC, 700 17th Street, Suite 2200, Denver, Colorado 80202.

WITNESSETH, That Grantor, for and in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration, to Grantor in hand paid by Grantee, the receipt and sufficiency of which are hereby confessed and acknowledged, has remised, released, sold and conveyed, and by these presents does remise, release, sell and convey unto Grantee, its successors and assigns, forever, all the right, title, interest, claim and demand which Grantor has in and to the following described "Groundwater Rights":

1. 100% of the rights to withdraw and to the first use of 457 acre-feet per year on an average annual basis of nontributary groundwater from the Arapahoe aquifer underlying the Property, as hereinafter defined, pursuant to the decree in Case No. 93CW051, Water Division 1, entered on May 28, 1994 (the "Decree")

2. an undivided 68% interest in the right to withdraw and to the first use of nontributary groundwater in the Denver aquifer underlying the Property pursuant to the Decree, in the approximate amount of 249 of the total decreed 367 acre-feet per year on an average annual basis of such groundwater.

The "Property is hereby defined as 1,131.50 acres of land, more or less, lying and being in the County of Elbert and State of Colorado more particularly described as follows: LOTS 1 THROUGH 181, INCLUSIVE, WILD POINTE AND TRACTS A, H, I, J, K, M, O AND Q, WILD POINTE, COUNTY OF ELBERT, STATE OF COLORADO.

IN WITNESS WHEREOF, Grantor has executed this Bargain and Sale Water Deed as of the day and year first above written.

WILD POINT PARTNERS, INC.
a Colorado corporation

By: [signature]
Karl Nyquist, Vice President

DOCUMENTARY FEE
JUN 01 2007
Date
$ 0.00

{31679 L5/30/2007 05:29 PM.SARO.A0282975.DOC;1}

485559 08/01/2007 10:23A B695 P226 BARGAIN
2 of 2 R 11.00 D 0.00 Elbert County

STATE OF COLORADO )
) ss
COUNTY OF Arapahoe )

The foregoing instrument was acknowledged before me this 31st day of May, 2007, by Karl Nyquist as Vice President of WILD POINTE PARTNERS, INC., a Colorado corporation.

Witness my hand and official seal.

My commission expires:

Notary Public

(SEAL)

MANDRA J HOWELL
NOTARY PUBLIC
STATE OF COLORADO
My Commission Expires 8/17/09

{31679.1.5/30/2007 05:29 PM.SARO.A0282975.DOC;1} 2

C-1

Exhibit D
DISTRICT FACILITIES
(As Built and to be Built)

S:\Projects\01805001\dwg\Exhibits\Water Infrastructure-2016\WTR-Infrastructure-2016.dwg, 11/9/2016 12:15:16 PM

LEGACY RIDGE STREET
WATERLINE UNDER CONSTRUCTION
WATERLINE UNDER CONSTRUCTION
EXISTING WATERLINE
EXISTING WATERLINE
FUTURE WATER WELL AND STORAGE TANK
EXISTING WATER WELL AND STORAGE TANK
EXISTING WATERLINE
WATERLINE TO BE CONSTRUCTED
PARK
SCHOOL
EXISTING WATERLINE
WALMART

SHEET NUMBER 1	DRAWN BY: SJK CHECKED BY: SJK DATE: 11/2016	SCALE: NTS FILE NO: 01805001	ELBERT & HWY 86 COMMERCIAL METROPOLITAN DISTRICT WATER INFRASTRUCTURE EXHIBIT	C&A Companies 7961 Shaffer Parkway, Suite 200 Littleton, Colorado 80127	CVL CONSULTANTS OF COLORADO, INC. CIVIL ENGINEERING LAND SURVEYING LAND PLANNING	No. / Revisions / Date / Int. / Appr. / Date

D-1

Exhibit E

TAPS TO BE SERVICED UPON BUILD-OUT

REMAINING RESIDENTIAL & COMMERCIAL TAPS (as of 09/30/2016)

1.
Unpaid Residential Taps Remaining
a.
49 Total unpaid taps

2.
Taps Purchased for Homes under Construction
a.
18 homes under construction, of which 4 have already paid the Tap Fee

3.
Unpaid Commercial Taps Remaining (Estimated – subject to change)

Lot #	Anticipated Use	# Taps Per Lot	Anticipated Tap Size
1	Medical Office	1	2
2	Discount Store	1	1.5
3	Fast Food	1	1.5
4	Fast Food	1	1.5
5	Self Storage	1	2
6	DayCare	1	2
7	Health Care	1	3
8	Heath Care	1	3
10	AutoZone	1	1.5
12	Retail Shops	1	3
13	Murphy Oil	1	1.5
14	Urgent Care	1	2
15	Fast Food	1	1.5

E-1

Exhibit F

UNDEVELOPED LOTS AND OWNERS

LOT#	Physical Address	Owner Name	Builder
171	32300 Badger Ridge Circle	Patti & Rich Daniele
20	33305 Viewpointe Circle	Wild Pointe Investments	WilliamMRK Homes
23	33270 Wyndham Circle	Wild Pointe Investments	WilliamMRK Homes
73	1524 Legacy Trail	Anthony L. Smith/Smith C	Smith Custom homes
76	1450 Legacy Trail	Vida Pura Companies	Kyle Gustofson
94	32810 Legacy Ridge Street	Carmen Leatherwood	n/a Perimeter Fence
113	473 Heritage Trail	Wild Pointe Investments	WilliamMRK Homes
114	460 Windward Circle	Wild Pointe Investments	WilliamMRK Homes
115	458 Windward Circle	Wild Pointe Investments	WilliamMRK Homes
116	455 Windward Circle	Wild Pointe Investments	WilliamMRK Homes
117	451 Windward Circle	Wild Pointe Investments	WilliamMRK Homes
118	270 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
119	264 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
120	250 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
121	242 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
122	240 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
123	236 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
124	230 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
125	226 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
126	224 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
127	222 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
128	220 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
129	218 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
130	214 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
131	210 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
132	208 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
133	213 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
134	225 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
135	229 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
136	243 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
137	255 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
138	265 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
139	285 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
140	395 High Meadows Loop	Wild Pointe Investments	WilliamMRK Homes
146	31885 Kensington Circle	Wild Pointe Investments	WilliamMRK Homes
147	31875 Kensington Circle	Wild Pointe Investments	WilliamMRK Homes
148	31865 Kensington Circle	Wild Pointe Investments	WilliamMRK Homes
149	31860 Kensington Circle	Wild Pointe Investments	WilliamMRK Homes
150	31880 Kensington Circle	Wild Pointe Investments	WilliamMRK Homes
151	31920 Whittaker Circle	Wild Pointe Investments	WilliamMRK Homes
152	31930 Whittaker Circle	Wild Pointe Investments	WilliamMRK Homes
153	31940 Whittaker Circle	Wild Pointe Investments	WilliamMRK Homes
154	31950 Whittaker Circle	Wild Pointe Investments	WilliamMRK Homes
155	31960 Whittaker Circle	Wild Pointe Investments	WilliamMRK Homes
156	31990 Whittaker Circle	Wild Pointe Investments	WilliamMRK Homes
157	32030 Whittaker Circle	Wild Pointe Investments	WilliamMRK Homes
158	32025 Whittaker Circle	Wild Pointe Investments	WilliamMRK Homes
167	545 Heritage Trail	Wild Pointe Investments	WilliamMRK Homes
168	548 Heritage Trail	Wild Pointe Investments	WilliamMRK Homes
169	550 Heritage Trail	Wild Pointe Investments	WilliamMRK Homes
172	33315 Badger Ridge Circle	John & Joann Orefice
177	965 Promontory Circle	Destiny Construction	Destiny Construction
180	580 Heritage Trail	Wild Pointe Investments	WilliamMRK Homes

F-1

Exhibit G

DISTRICT RATES, FEES AND CHARGES

District Rates, Fees and Charges
6.2*	System Review Fee	Actual Cost
6.3	Disconnection/Reconnection Charge	Actual Cost
6.4	Plan Review Fee	Actual Cost
6.5	Inspection/Observation Fee	Actual Cost
6.6	Permit Review Fee	Actual Cost
6.9	Cure Charge	Actual Cost
6.10	Civil Fines Pass Through	Actual Cost
11.2	Water Meter Purchase	Actual Cost
11.3a	Administrative License Fee	$50.00
11.8.j.i)	Renewable Water Dedication Credit, per SFE	$_____
11.8.j.ii)	Groundwater Dedication Credit, per SFE	$_____
12.1.a	Water System Development Fee, per SFE	$_____
Potable Water Consumption Charge:
12.2.b	First 0-10,000 gallons per month 10,001-20,000 gallons per month Over 20,000 gallons per month	$___ per 1000 gallons $___ per 1000 gallons $___ per 1000 gallons
	Non-Potable Water Consumption Charge	85% of corresponding potable water charges
12.2.c	Water Service Charge, per SFE (monthly)	$_____
12.3.a	Hydrant Use Fee	$40.00 per permit
12.3.b	Owner-initiated Shutoff Fee, each shutoff	$15.00 per hour
12.3.c	Fire Service Standby Fee, monthly fee 4-inch 6-inch 8-inch	$12.00 $18.00 $24.00
12.3.d	Well Site Surcharge	$_____ per acre

*Corresponds to section number in the Rangeview Rules and Regulations.

G-1